EXHIBIT 99.1

Media Information:
Chandler Hayes or Marie Meoli                 Jennifer Marchetta
Benjamin Group/BSMG Worldwide                 Ingram Micro Inc.
(949) 260-1300, Ext. 228 or 229               (714) 382-1403
chandler_hayes@benjamingroup.com              jennifer.marchetta@ingrammicro.com
marie_meoli@benjamingroup.com

Investor Information:
Ria Marie Carlson
Ingram Micro, Inc.
(714) 328-4400
ria.carlson@ingrammicro.com


                  INGRAM MICRO ADJUSTS SECOND QUARTER OUTLOOK

SANTA ANA, Calif., June 13, 2001-- Ingram Micro Inc. (NYSE: IM), the largest global wholesale provider of technology products and supply chain management services, today presented a revised financial outlook for the second quarter ending June 30, 2001.

     "Until recently, the dramatic softening of demand for information technology products had been limited primarily to the United States," said Kent
B. Foster, chairman and chief executive officer, Ingram Micro Inc. "As many leading technology companies reported in the last few weeks, the decline in IT spending has spread to Europe and other parts of the globe. We are adjusting our guidance to reflect a further reduction of U.S. revenues and the international sales slow-down."

     Revenues are expected to range from $5.8 billion to $6.0 billion. Income before taxes and non-recurring items is expected to range from break-even to a loss of $10 million. In addition, the company has completed the cash repurchase of approximately $225 million of its convertible debentures, at the option of the holders, which will result in an extraordinary loss, net of tax, of approximately $3.0 million in the second quarter.

     As announced last week, the company has implemented a cost-reduction plan in the United States, which is expected to save $30 to $40 million on an annual basis and will result in a restructuring charge that is not expected to exceed $15 million in the second quarter. The plan is a result of a company-wide business process improvement program, which continues to identify opportunities for

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operating efficiencies and revenue enhancements in the entire organization. The further development of this program throughout the year is expected to result in additional savings, as well as non-recurring charges.

     "We remain as diligent about cost-reduction today as we were with increasing gross margins in 2000, although we will not take actions that sacrifice customer service or inhibit profitable growth," said Michael J. Grainger, president, chief operating officer and chief financial officer, Ingram Micro Inc. "Last year, we made quarter-by-quarter advancements in the gross margin, and we will make similar, step-by-step improvements in our cost structure this year."

     Foster continued: "Ingram Micro has the management expertise, financial strength and proven commitment to lead our industry through this economic down-cycle. Although the demand environment has reduced our revenues, we are making significant operational improvements in nearly every area of the organization. Our customer and vendor relationships are strong. Ingram Micro has the best balance sheet in the business. With our cost-efficiency plans underway, we are confident that we will emerge stronger than ever when demand returns."

     Information in this news release will be discussed in a conference call today at 4:30 p.m. Eastern daylight time (1:30 p.m. Pacific daylight time). Interested parties may listen to the live call by dialing (888) 455-0056 within the United States or (415) 228-3898 outside the United States, and mentioning Ingram Micro as the password; or, visiting the investor relations section of the Ingram Micro Web site at www.ingrammicro.com/corp, where the call will be archived for one week. A replay of the call will be available at (800) 678-3180 within the United States and (402) 220-3063 outside the United States.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements are based on current management expectations that involve certain risks, including, without limitation: intense competition; continued pricing and margin pressures; failure to adjust costs in response to a sudden decrease in demand; the potential for continued restrictive vendor terms and conditions; the potential decline as well as seasonal variations in demand for Ingram Micro's products and services; unavailability of adequate capital; management of growth; reliability of information systems; interest rate and foreign currency fluctuations; impact of governmental controls and political or economic instability on foreign operations; changes in local, regional, and global economic conditions and practices; dependency on key individuals; product supply shortages; the potential termination of a supply agreement with a major supplier; acquisitions; rapid product improvement and technological change and resulting obsolescence risks; risk of credit loss; dependency on independent shipping companies; and the changes in terms of subsidized floor plan financing.

         Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the fiscal year ended December 30, 2000; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

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About Ingram Micro Inc.

     Ingram Micro Inc. is the largest global wholesale provider of technology products and supply chain management services. The company operates in 36 countries with sales of $30.7 billion for the fiscal year 2000. Ingram Micro's global regions provide the distribution of technology products and services, marketing development and supply chain management services to more than 175,000 technology solution providers and 1,700 manufacturers. The company is focused on maximizing shareowner value and achieving customer satisfaction through innovation in the information technology supply chain. Visit www.ingrammicro.com/corp.

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(C) 2001 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered
 Ingram Micro logo are trademarks used under license by Ingram Micro Inc. All
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